Exhibit 10.16

Freyr AS

Incentive Stock Option Plan

Issued 11.09.2019

Pursuant to resolution in the ordinary Annual General Meeting of Freyr AS 11.09.2019.

1. Purpose of this Plan

The intention of this Plan is to (i) attract and retain employees whose service is especially important to the Company’s success, (ii) motivate such employees to achieve the long-term goals of the Company, (iii) provide competitive incentive compensation to such employees, and (iv) align the interests of such employees with the other shareholders of the Company.

2. Definitions

(a)	“Board” means the Board of Directors of Freyr AS.

(b)	“Company” means Freyr AS and its subsidiaries.

(c)	“Date of Grant” has the meaning set forth in section 4(c).

(d)	“Eligible Employee” has the meaning set forth in section 3(b).

(e)	“Exercise Period” has the meaning set forth in section 5(d).

(f)	“Exercise Price” has the meaning set forth in section 5(a).

(g)	“Family Member” has the meaning set forth in section 5(n).

(h)	“Grant & Holding Statement” has the meaning set forth in section 4(d).

(i)	“Offer letter” has the meaning set forth in section 4(e).

(j)	“Option” means a right granted under this Plan that gives the Optionee a right for a specified period of time to purchase one Share per Option at a specified price per Share (Exercise Price) on terms specified herein.

(k)	“Optionee” means an employee to whom Options have been granted under this Plan, which Options have not been exercised in full and have not expired or been terminated.

(l)	“Outstanding Options” means options granted under this Plan which have not been exercised and have not expired or been terminated.

(m)	“Plan” means this Freyr AS 2019 Incentive Stock Option Plan.

(n)	“Profit” means the difference between the Value of a Share on any date and the Exercise Price.

(o)	“Share” means a share of common stock of Freyr AS.

(p)	“Value” of a Share on any date means the last sales price per Share of actual sales of Shares on the NOTC, the Norwegian stock exchange, or as part of an investment transaction, which ever is the most recent.

3. Shares subject to this Plan; Limitations on individual grants

(a)	Shares issuable pursuant to this Plan. Subject to section 9, a total of 5.000.000 Shares may be issued pursuant to exercise of Options granted under this Plan.

(b)	Eligible Employee. An Eligible Employee is someone that has signed an employment contract with the Company, and who has been offered Options under this Plan. Employees who have been given notice and employees who have given notice of termination of employment at the Date of Grant are not eligible for being granted further Options.

4. Offer and granting procedure and schedule

(a)	Management is authorised to make grants within the limits of this policy. There is no set time period within which grants must be made.

(b)	Grant & Holding Statement: Options granted shall be confirmed by a Grant & Holding Statement issued by the Freyr AS, which shall disclose

(i)	the number of Options granted under this Plan,

(ii)	the terms of Options by way of reference to this Plan.

(c)	Offer and granting procedure:

Each Eligible Employee will be offered to be part of this Plan when joining the company or when being promoted into a role qualifying for this Plan. The employee

(i)	shall be offered a specified number of Options under this Plan by presentation of an Offer letter

(ii)	shall be informed about the terms of the Options by way of presentation of this Plan.

If an Eligible Employee wants to be granted Options offered, such employee shall confirm so by presentation of the Offer letter duly filled in and signed. Thereafter, such employee shall receive from the Freyr AS a Grant & Holding Statement.

5. Terms of the Options

Each Option under this Plan shall be granted on the following terms and such additional terms, not inconsistent with the provisions of this Plan, as the Board or shall determine:

(a)	Exercise Price; The Exercise Price per Option shall be determined by the Board. The Board will base the Exercise Price on the share price achieved in the most recent third party transaction, adjusted by their evaluation of the development in share value since that transaction.

(b)	Options will be granted on a quarterly basis, on the first working day of each quarter, at the relevant Value, in equal portions over a period of 2 years. All Options are to be deemed vested after 3 years.

(c)	Options due an Eligible Employee in the first year of tenure will be earmarked for the employee, at the relevant Exercise Price, but only granted on the first grant date after the first year of employment has been completed. Should the Eligible Employee’s employment contract be terminated, either by the Company or the employee, before the first granting date, the options will be forfeit.

(d)	Limitations of exercise.

(i)	Options under this Plan may be exercised at the earliest five years, and at the latest seven years, after the date of first Grant.

(ii)	Minimum profit per Option under this Plan to be eligible to exercise an Option is NOK 1.

(iii)	The Optionee cannot sell more than 2/3 of their Options in any one calendar year.

(iv)	Ordinary expiry of Options under this Plan is seven years after they are granted.

(e)	Exercise Period(s). Options may be exercised during 3 periods a year each containing 5 working days starting 10th May, 10th September and 10th November. If, however, the 10th is a Saturday, Sunday, or a Norwegian statutory holiday, the Exercise Period shall start the first working day after such days.

(f)	Exercise procedure and terms.

(i)	The Company and/or it’s service provider will in due time before Exercise Periods invite Optionees to exercise exercisable Outstanding Options.

(ii)	The exercise invitation will disclose the procedure and terms of exercise of Options.

(iii)	The Company shall under no circumstances, except for gross negligence, be liable for delay of exercise of Options.

(g)	Exercise alternatives. Optionees will basically have two alternatives when exercising Options:

Alt 1:	Buy shares; which implies that the Optionee buys Shares at Exercise Price, by way of cash payment.

Alt 2:	Same-day-sales; which implies that the Optionee authorizes the service provider to sell Shares under exercised Options at best price in the market and pay to the Optionee the Profit less broker’s fee for sale of the Shares under exercised Options. This alternative implies that the Optionee will not buy Shares.

Due to US regulations, US citizens are strongly encouraged to choose alternative 2 (same-day-sales) for exercise of Options.

(h)	Fees.

(i)	The Company shall carry the service provider and the broker’s fees in relation to exercise of Options and the Company’s transfer of Shares to an Optionee pursuant to such Optionee’s exercise of Options.

(ii)	Optionees shall carry the broker’s fee when selling Shares, regardless whether the sale is a same-day-sales or not, and when purchasing Shares other than transfer of Shares to Optionees upon exercise of Options.

(i)	Payment of taxes and reporting of taxable income.

(i)	Any taxes related to an Optionee, and payment of such taxes, related to such Optionee’s Options and/or exercise of Options is the sole responsibility of the Optionee.

(ii)	The Company will report information and taxable income in relation to Options and/or exercise of Options to appropriate authorities in accordance with statutory provisions.

(iii)	In case of statutory provisions for the Company to withhold and pay such taxes, the Company may upon receipt of confirmation of the number of Options an Eligible Employee wants to be granted, or an Optionee’s request of exercise of Options, as the case may be, require that the Optionee shall pay such taxes to the Company.

(j)	Fractional Options. Only whole Options are exercisable. Any right to a fractional Option shall be forfeit.

(k)	Minimum 10.000 Shares. The number of Options granted an Optionee and the number of Options exercised for transfer of Shares to an Optionee shall, to the extent reasonable, be a multiple of 10.000 Shares.

(l)	Restrictions on transfer. In case of death of the Optionee, Options may be transferred by will or the laws of descent and distribution to Family Members. An Option may not be otherwise transferred and, during the lifetime of the Optionee thereof, shall be exercisable only by such Optionee.

(m)	Expiration of the time for exercise of Options. Options under this Plan shall be exercisable subject to the following limitations:

(i)	If an Optionee ceases to be an active employee of the Company, Options may not be exercised later than the first Exercise Period thereafter, except that

1)	if such employment has ceased by reason of such Optionee’s death, Options may not be exercised later than six months after such termination of employment or,

2)	if such employment has ceased by reason of such Optionee’s disability, Options may not be exercised later than six months after such termination of employment.

(ii)	An Option exercisable after termination of employment shall be exercisable after such termination only to the extent that it was exercisable at the date of such termination.

(iii)	No provision of this section 5(l) shall be deemed to extend the date when an Option would have become unexercisable if such employment had not ceased.

(n)	Family Members. Family Member of an Optionee means any child, stepchild, grandchild, parent, step-parent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Optionee, including adoptive relationships, any individual sharing the Optionee’s household (other than a tenant or employee), any trust in which any one or more of the Optionee and the foregoing individuals together hold more than fifty percent of the beneficial interests, any foundation in which any one or more of the Optionee and the foregoing individuals together control the management of assets of the foundation, and any other entity in which any one or more of the Optionee and the foregoing individuals together own more than fifty percent.

6. Termination of employment

For the purposes of this Plan, a transfer of an employee between two employers within the Company, shall not be deemed a termination of employment with the Company.

7. Rights as shareholders

An Optionee shall have no right as a shareholder with respect to any Share subject to an Option until the date of transfer of such Share to the Optionee.

8. Administration of this Plan; Costs; Data protection

(a)	Administration. This Plan shall be administered by Management.

(b)	Costs. The Company will pay the costs of introducing and administering this Plan. The Company may carry external costs (e.g. broker’s and banker’s fee etc) in relation to Options granted to such Optionees.

(c)	Data protection. By participating in this Plan, the Optionee consents to the Company’s holding and processing of personal data provided by the Optionee to the Company for all purposes relating to the administration of this Plan.

9. Capital changes affecting Shares

In the event of a share split, recapitalization, combination, subdivision, issuance of rights or other similar event affecting Shares, the Board shall appropriately adjust to reflect such change (i) the number of Shares specified in section 3 that may be issued pursuant to Options which may be granted pursuant to this Plan and (ii) the number and Exercise Price of Shares subject to each then outstanding Option.

10. Mergers and certain other corporate transactions

In the event of a change of control, i.e. a corporate transaction involving 50% or more of the combined voting power of the equity interests in Freyr AS (including without limitation a share split, issuance of rights, extraordinary dividend, recapitalization, reorganization, consolidation, merger, split-up, spin-off, combination or exchange of shares), the Options already granted to an Eligible Employee will be vested and the Optionee given the right to exercise options in accordance with the terms in section 5. Options earmarked for Eligible Employees in their first year of tenure, but not granted, will also be vested, given that the employee’s employment contract has not been terminated.

11. Plan not to influence terms of employment

Participation in this Plan, or invitation to such participation, shall not be construed by the Eligible Employee as indicating (i) any right to continue the employment in the Company, (ii) that the Company’s as well as the Eligible Employee’s right to terminate the employment is in any way restricted, (iii) that the Eligible Employee may in the future become entitled to granting of Options or other benefits pursuant to other incentive programs or employee benefit schemes, (iv) that any benefits enjoyed or allegedly enjoyed by the Eligible Employee by virtue of the Options offered under this Plan should be included or taken into account when determining remuneration levels for whatever purpose (such as bonus/variable compensation, severance pay, pension cost allocations, etc.).

12. Interpretation

The Board shall each have the power to interpret this Plan and to make and amend rules for putting it into effect and administering it.

13. Amendments

This Plan, any Option and the related Offer & Confirmation letter and Grant & Holding Statement may be amended by the Board; provided that, except for adjustments and modifications made pursuant to section 9 or 10, no Outstanding Option may be amended to reduce the Exercise Price thereof without the approval of the shareholders. No Outstanding Option may be amended adversely to the interest of the holder thereof without the written consent of the Optionee or other person then entitled to exercise such Option, except that the Board may determine to change the number of Exercise Periods.

The rights provided for by this Plan, the grant of Options and the Outstanding Options themselves are at all times conditional on the Board having the necessary authorization to fulfil the delivery of the Shares under Outstanding Options. In the event the Board does not have the necessary authorization to fulfil delivery of Shares under Outstanding Options, any exercisable Outstanding Option shall be settled by a cash payment equal to the Profit on the date of settlement.

14. Governing law

This Plan shall be governed by and construed in accordance with Norwegian law and statutory provisions.

15. Effective date

This Plan shall become effective on the date Eligible Employees are offered Options under this Plan.

11.09.2019

Torstein Dale Sjøtveit
Chairman of the Board
Freyr AS